UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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PHARMACYTE BIOTECH, INC.
(Name of Registrant as Specified In Its Charter)

IROQUOIS MASTER FUND LTD.

IROQUOIS CAPITAL MANAGEMENT, LLC

IROQUOIS CAPITAL INVESTMENT GROUP LLC

JNS HOLDINGS GROUP LLC

RICHARD ABBE

KIMBERLY PAGE

STEPHEN FRISCIA

CHARLES S. RYAN

JONATHAN L. SCHECHTER

JOSHUA N. SILVERMAN

JUDE C. UZONWANNE

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Iroquois Master Fund Ltd., a Cayman Island exempted limited company (“Iroquois Master”), together with the other participants named herein (“collectively, “Iroquois”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes in connection with the 2022 annual meeting of stockholders (the “Annual Meeting”) of PharmaCyte Biotech, Inc., a Nevada corporation (the “Company”).

On July 5, 2022, Iroquois issued the following press release:

IROQUOIS CAPITAL ISSUES STATEMENT IN RESPONSE TO RECENT ACTIONS BY THE PHARMACYTE BIOTECH BOARD OF DIRECTORS

New York, NY – July 5, 2022 – Iroquois Capital Management, LLC (together with its affiliates, “Iroquois”), one of the largest stockholders of PharmaCyte Biotech, Inc. (“PharmaCyte”, “PMCB” or the “Company”) (NASDAQ:PMCB) with beneficial ownership of approximately 6.3% of the outstanding common stock of the Company, today provided the following statement in response to certain actions recently taken by the Company, which Iroquois believes are a thinly-veiled attempt to entrench the incumbent directors on the Company’s Board of Directors (the “Board”) ahead of an upcoming election contest for control of the Board at the 2022 annual meeting of stockholders (the “2022 Annual Meeting”).

“Iroquois has been consistent in its view that change is needed at PharmaCyte to ensure improved accountability from what, in our opinion, is its dysfunctional Board and management that we believe is beholden to Kenneth L. Waggoner, the Company’s Chairman of the Board, President, Chief Executive Officer and General Counsel. We believe that Mr. Waggoner has surrounded himself in the boardroom with his hand-picked appointees who clearly lack credible capital markets and public company directorship experience and who have failed to ever purchase a single share of the Company’s stock in the open market, unlike Iroquois and certain of our independent nominees, some of whom have now individually purchased more stock in the Company than the current Board and management ever have during their entire collective tenure. We believe this Board’s dysfunction is directly responsible for the Company’s severe stock price underperformance, constantly changing timelines and missed milestones with respect to its Phase 2b clinical trial, dismal corporate governance and investor communication practices and misaligned executive compensation structure.

We are disappointed, but unfortunately not surprised, by the Company's recent efforts through its counsel to block Iroquois’ access to customary stockholder list materials requested in accordance with Nevada law, and to which Iroquois is entitled to under Nevada law, which are needed to communicate with fellow stockholders regarding our slate of highly qualified director candidates for election at the 2022 Annual Meeting. We would note that when we have seen these kinds of desperate actions in the past, this type of gamesmanship is typically driven by hired advisors who are enabled by members of management or the Board to take whatever obstructionist tactics, however maligned and clearly in contravention to well-settled corporate law, are needed to delay stockholders’ collective voice from being heard at an upcoming election contest. To be clear, we see such obstructionist efforts as nothing more than a mere distraction from a Board that falsely heralds itself as being focused on creating value for stockholders while it appears to privately act out of desperation, and we reiterate our commitment to ensuring that no such actions by the Board will be allowed to stop stockholders from having their voice heard at the 2022 Annual Meeting.

To add insult to injury, despite the Company’s failure to ever present a framework to Iroquois in which Mr. Waggoner and his hand-picked appointees would finally relinquish control of the Board to make room for fresh perspectives and a group of professionals with the requisite skillsets, experience, drive, sense of accountability and demonstrated skin in the game needed to turn the Company around, today the Company through its counsel invited Iroquois’ nominees for interviews, each conditioned upon such nominees’ completing lengthy questionnaires – which we highly doubt any of the incumbent directors have been asked to complete – in advance of such interviews. This is despite the fact that our nomination notice was fully compliant with the Company’s governing documents and contained all of the information regarding such nominees that will ultimately be required to be set forth in a definitive proxy statement which we plan to file with the Securities and Exchange Commission.

This unfortunate sequence of events is not lost on us and we want to make perfectly clear to the Company, its advisors and any interconnected parties friendly to the Board with whom it may seek to conspire against the best interests of the Company’s stockholders, that we are closely monitoring the developments of the Company and have a capable litigation team standing ready to challenge any transaction, or series of transactions, approved by the Board, who we believe have not earned the right to conduct any M&A, especially in furtherance of what appears to us to be a failed business strategy, that may be designed with no legitimate business purpose other than to further entrench the incumbent directors ahead of the potential election contest at the 2022 Annual Meeting.

We maintain that any such transaction, if effectuated by the issuance of stock of the Company rather than cash when its shares are traded below 50% of their book value, would mark nothing more than an egregious attempt to put shares in hands friendly to the dysfunctional Board on the eve of the incumbent directors’ potential ouster at the 2022 Annual Meeting. We understand that given the Company’s August 2021 capital raise, it is not in a position to authorize any further issuances of the Company’s shares of Common Stock, and we seriously caution the Company, and any potential counterparty, from effectuating an end-run to such clear constraints simply to maintain the status quo in the boardroom, which we will not hesitate to challenge as being an entrenchment effort made in bad faith and in breach of the incumbent directors’ fiduciary duties to the Company’s stockholders, the real owners of PharmaCyte.

We look forward to continuing our engagement efforts with fellow PharmaCyte stockholders who we believe have been treated manifestly unfairly under this Board’s oversight and will not hesitate to do whatever it takes to ensure stockholder voices are heard and accountability returns to the boardroom in connection with the 2022 Annual Meeting. We encourage our fellow stockholders to make clear to Mr. Waggoner and other members of the Company’s dysfunctional Board to stop squandering the Company’s resources on such misguided and self-serving efforts and to enter into meaningful discussions with Iroquois to timely and expeditiously address management’s shortcomings in the best interests of the Company and its stockholders.”

About Iroquois Capital Management, LLC

Iroquois Capital Management, LLC is a New York-based investment adviser that provides investment advisory services to Iroquois Master Fund Ltd., a privately pooled investment vehicle.

Certain Information Concerning the Participants

Iroquois Master Fund Ltd., a Cayman Island exempted limited company (“Iroquois Master”), together with the other participants named herein (collectively, “Iroquois”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes in connection with the 2022 annual meeting of stockholders of PharmaCyte Biotech, Inc., a Nevada corporation (the “Company”).

IROQUOIS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Iroquois Master, Iroquois Capital Management, LLC, a Delaware limited liability company (“Iroquois Capital”), Iroquois Capital Investment Group LLC, a Delaware limited liability company (“ICIG”), JNS Holdings Group LLC (“JNS”), a New York limited liability company, Richard Abbe, Kimberly Page, Stephen Friscia, Charles S. Ryan, Jonathan L. Schechter, Joshua N. Silverman and Jude C. Uzonwanne.

As of the close of business on July 5, 2022, , Iroquois Master is the direct beneficial owner of (i) 1,240,743 shares of common stock, par value $0.0001 per share (the “Common Stock”) and (ii) 196,000 shares of Common Stock issuable upon the exercise of certain warrants, all of which are subject to a 4.99% blocker provision (the “Warrants”). As of the close of business on July 5, 2022, ICIG is the direct beneficial owner of (i) 68,370 shares of Common Stock and (ii) 84,000 shares of Common Stock issuable upon the exercise of Warrants. Iroquois Capital, as the investment manager to Iroquois Master, may be deemed the beneficial owner of the (i) 1,240,743 shares of Common Stock and (ii) 196,000 shares of Common Stock issuable upon the exercise of the Warrants directly owned by Iroquois Master. As of the close of business on July 5, 2022, Mr. Abbe does not directly beneficially own any securities of the Company. Mr. Abbe, by virtue of his position as the President of Iroquois Capital and as a managing member of ICIG, may be deemed the beneficial owner of the (i) 1,309,113 shares of Common Stock and (ii) 280,000 shares of Common Stock issuable upon the exercise of the Warrants owned in the aggregate by Iroquois Master and ICIG. As of the close of business on July 5, 2022, Mrs. Page does not directly beneficially own any securities of the Company. Mrs. Page, by virtue of her position as a Director of Iroquois Master, may be deemed the beneficial owner of the (i) 1,240,743 shares of Common Stock and (ii) 196,000 shares of Common Stock issuable upon the exercise of the Warrants directly owned by Iroquois Master. As of the close of business on July 5, 2022, Mr. Schechter is the direct beneficial owner of 50,000 shares of Common Stock. As of the close of business on July 5, 2022, Mr. Silverman does not directly beneficially own any securities of the Company. Mr. Silverman, by virtue of his position as a managing member of JNS, may be deemed the beneficial owner of the 50,000 shares of Common Stock directly owned by JNS. As of the close of business on July 5, 2022, Messrs. Friscia, Ryan and Uzonwanne do not own beneficially or of record any securities of the Company.

Investor Contacts

Richard Abbe

Managing Member

Iroquois Capital Management, LLC

(212) 974-3070

Saratoga Proxy Consulting LLC

John Ferguson / Joe Mills, 212-257-1311

info@saratogaproxy.com

SOURCE Iroquois Capital Management, LLC